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                                                                      EXHIBIT 99




                      WHITE ELECTRONIC DESIGNS CORPORATION

                            2001 DIRECTOR STOCK PLAN



                                   ARTICLE 1

                      ESTABLISHMENT, PURPOSE, AND DURATION



         1.1 ESTABLISHMENT OF THE PLAN. White Electronic Designs Corporation hereby establishes the White Electronic Designs Corporation 2001 Director Stock Plan (the "Plan") for the benefit of its Nonemployee Directors. The Plan sets forth the terms of grants of Nonqualified Stock Options to Nonemployee Directors. All such grants are subject to the terms and provisions set forth in this Plan.

         1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to encourage ownership in the Company by Nonemployee Directors, to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as Nonemployee Directors of the Company, and to provide Nonemployee Directors with a further incentive to work for the best interests of the Company and its shareholders.

         1.3 EFFECTIVE DATE. The Plan is effective as of February 22, 2001 (the "Effective Date").

         1.4 DURATION OF THE PLAN. The Plan will remain in effect until the earlier of February 21, 2011, or the date the Plan is terminated by the Board of Directors pursuant to Article 8.

                                   ARTICLE 2

                          DEFINITIONS AND CONSTRUCTION

         2.1 DEFINITIONS. For purposes of the Plan, the following terms will have the meanings set forth below:

                  (a) "Board" or "Board of Directors" means the Board of Directors of the Company.

                  (b) "Change of Control" means and includes each of the following:

                           (1) When the individuals who, at the beginning of any
                  period of two years or less, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors who were directors at the beginning of such period;

                           (2) A change of control of the Company through a
                  transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Exchange Act), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (3) Any consolidation or liquidation of the Company
                  in which the Company is not the continuing or surviving corporation or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of Stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;


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                           (4) The stockholders of the Company approve any plan
                  or proposal for the liquidation or dissolution of the Company; or

                           (5) Substantially all of the assets of the Company
                  are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) of which the Company is a member.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (d) "Committee" means the committee appointed by the Board to administer the Plan.

                  (e) "Company" means White Electronic Designs Corporation, or any successor as provided in Section 9.3.

                  (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor provision.

                  (g) "Fair Market Value" means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock will be the closing price of the Stock on the NASDAQ or such other exchange on which the Stock is traded on the relevant date. If the Stock is not traded on the relevant date, the Fair Market Value on the next preceding day shall be used.

                  (h) "Nonemployee Director" means any individual who is a member of the Board of Directors of the Company and who is not also an employee of the Company or a Subsidiary.

                  (i) "Nonqualified Stock Option" means an option to purchase Stock, granted under Article 6, that is not intended to be an incentive stock option qualifying under Section 422 of the Code.

                  (j) "Option" means a Nonqualified Stock Option granted under the Plan.

                  (k) "Option Agreement" means any written instrument, contract, or other instrument or document evidencing an Option.

                  (l) "Participant" means a Nonemployee Director of the Company who has been granted an Option under the Plan.

                  (m) "Stock" means the shares of the Company's Common Stock.

                  (n) "Subsidiary" means any entity or association of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

         2.2 GENDER AND NUMBER. Except as indicated by the context, any masculine term also includes the feminine, the plural includes the singular, and the singular includes the plural.

         2.3 SEVERABILITY OF PROVISIONS. With respect to persons subject to
Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board, and the remaining provisions of the Plan or actions by Board will be construed and enforced as if the invalid provision or action had not been included or undertaken.


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                                   ARTICLE 3

                                 ADMINISTRATION

         3.1 ADMINISTRATION BY THE COMMITTEE. The Committee has the full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan's provisions.

         3.2 AUTHORITY OF THE COMMITTEE. Except with respect to Options granted under Section 6.1, and subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

                  (a) Designate Participants to receive Options;

                  (b) Determine the number of Options to be granted and the number of shares of Stock to which an Option will relate;

                  (c) Determine the terms and conditions of any Option granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Option, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

                  (d) Amend, modify, or terminate any outstanding Option, with the Participant's consent, unless the Committee has the authority to amend, modify, or terminate an Option without the Participant's consent under any other provision of the Plan or the relevant Option Agreement.

                  (e) Determine whether, to what extent, and under what circumstances an Option may be settled in, or the exercise price of an Option may be paid in, cash, Stock, or other property, or an Option may be canceled, forfeited, or surrendered;

                  (f) Prescribe the form of each Option Agreement, which need not be identical for each Participant;

                  (g) Decide all other matters that must be determined in connection with an Option;

                  (h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

                  (i) Interpret the terms of, and any matter arising under, the Plan or any Option Agreement; and

                  (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

         3.3 DECISIONS BINDING. The Committee's determinations and decisions under the Plan, and all related orders or resolutions of the Board will be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

                                   ARTICLE 4

                           SHARES SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. The total number of shares of Stock available for grant under the Plan may not exceed 500,000, subject to adjustment as provided in Section 4.3. The shares issued under the Plan may be authorized and unissued Stock, treasury stock or Stock reacquired by the Company, including shares purchased on the open market.


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         4.2 LAPSED AWARDS. If any Award granted under the Plan terminates, expires, or lapses for any reason, any shares subject to purchase pursuant to such Award again will be available for grant under the Plan.

         4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event a stock split or stock dividend is declared upon the Stock: (a) the shares of Stock available for grant under the Plan, will be adjusted proportionately and (b) the shares of Stock subject to each Option that has been awarded under Article 7 will be adjusted proportionately, without any change in the aggregate purchase price therefor. In the event the Stock is changed into or exchanged for a different number or class of shares of Stock or of shares of another corporation, whether through reorganization, recapitalization, stock split-up or combination of shares: (a) there will be substituted for each such share of Stock available for grant under the Plan, the number and class of shares of Stock into which each outstanding share of Stock is changed into or exchanged and (b) there will be substituted for each such share of Stock then subject to each outstanding Option the number and class of shares of Stock into which each outstanding share of Stock is changed into or exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option.

                                   ARTICLE 5

                          ELIGIBILITY AND PARTICIPATION

         5.1 ELIGIBILITY. Eligibility to participate in the Plan is limited to Nonemployee Directors.

         5.2 ACTUAL PARTICIPATION. All eligible Nonemployee Directors will receive Option grants pursuant to Section 6.1. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible Nonemployee Directors, those to whom Options will be granted pursuant to Section
6.2 and will determine the nature and amount of each Award. No individual will have any right to be granted an Option under Section 6.2 of this Plan.

                                   ARTICLE 6

                                 GRANT OF STOCK

         6.1 AUTOMATIC OPTION GRANTS.

                  (a) INITIAL OPTION GRANT. Each individual who, on or after the Effective Date first becomes a Nonemployee Director, shall receive an Option to purchase 30,000 shares of Stock.

                  (b) ANNUAL OPTION GRANT. Beginning on the Effective Date and for each anniversary of the Effective Date, each individual who is a Nonemployee Director on such relevant date, shall receive an Option to purchase 15,000 shares of Stock.

                  (c) TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS.

                           (1) EXERCISE PRICE. The exercise price under an
                  Option granted pursuant to Section 6.1 shall be the Fair Market Value on the date of grant.

                           (2) VESTING. Any Option granted under Section 6.1
                  shall vest over a three-year period, with one-third of the shares subject to the Option vesting after the first anniversary of the date of grant and the remaining two-thirds of the shares subject to the Option vesting monthly on a pro rata basis over the remaining two-year period.

                           (3) EXERCISE ON TERMINATION OF SERVICE. Upon a
                  Nonemployee Director's termination of service with the Company, (A) the unvested portion of any Option granted under
                  Section 6.1 shall expire, and (B) the vested portion of any Option granted under Section 6.1 shall remain exercisable until the earlier of 12 months after the Nonemployee Director terminates service, or the Option's original expiration date.


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                           (4) DURATION OF AUTOMATIC OPTIONS. Each Option
                  granted under Section 6.1 shall expire on the tenth anniversary of the date of grant, unless the Option is earlier terminated, forfeited or surrendered pursuant to this Section 6.1.

         6.2 DISCRETIONARY OPTION GRANTS. Subject to the limitation on the number of shares that may be awarded under this Plan, the Committee may, from time to time, select from among all eligible Nonemployee Directors, those to whom discretionary Option grants are given and will determine the amount, exercise price and other terms and conditions of such grant. No individual will have any right to an Option grant.

         6.3 PROVISIONS APPLICABLE TO ALL OPTIONS.

                  (a) EVIDENCE OF GRANT. All Options will be evidenced by a written Option Agreement between the Company and the Participant that will not include any terms or conditions that are inconsistent with the terms and conditions of this Plan.

                  (b) PAYMENT. The Committee will determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including broker-assisted arrangements), and the methods by which shares of Stock will be delivered or deemed to be delivered to Participants.

                  (c) NO SHAREHOLDERS RIGHTS. The Participant does not have any of the rights of a shareholder of the Company until shares of Stock are issued to the Participant in connection with such Option.

                  (d) LIMITATIONS ON THE TRANSFERABILITY OF OPTIONS. Except as otherwise provided herein, no Option granted under this Article 7 may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will, the laws of descent and distribution, or under any other circumstances allowed by the Committee. A Nonemployee Director shall be permitted to transfer, or otherwise make a disposition of, Option granted under the Plan to a trust, corporation, or other entity controlled by the Nonemployee Director or members of such Directors immediate family.

                                   ARTICLE 7

                                CHANGE OF CONTROL

         Upon a Change of Control, the Board in its discretion, may provide that all outstanding Options shall become fully exercisable. Upon, or in anticipation of, such an event, the Board may cause every Option outstanding to terminate at a specific time in the future and shall give each Participant the right to exercise Options during a period of time as the Board determines.

                                   ARTICLE 8

                    AMENDMENT, MODIFICATION, AND TERMINATION

         8.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to Section 8.2, the Board may terminate, amend, or modify the Plan at any time.

         8.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan will in any manner adversely affect any Award previously granted under the Plan without the written consent of the Participant holding the Award.

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1 INDEMNIFICATION. Each individual who is or was a member of the Board or the Committee will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or

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proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to assume and defend the same before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         9.2 BENEFICIARY DESIGNATION. Each Participant under the Plan may name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

         9.3 SUCCESSORS. All obligations of the Company under the Plan, with respect to Awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

         9.4 REQUIREMENTS OF LAW. The granting of Options, the exercise of Options, and the amendment or termination of the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         9.5 FRACTIONAL SHARES. No fractional shares of stock will be issued and the Board will determine, in its discretion, whether cash will be given in lieu of fractional shares or whether such fractional shares will be eliminated by rounding up or down, as the case may be.

         9.6 NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue to serve as a Nonemployee Director of the Company, nor will it affect the right of the Company and its shareholders to terminate the services of any Participant as a Nonemployee Director as provided in the Company's Bylaws or otherwise.

         9.7 EXPENSES. The expenses of administering the Plan will be borne by the Company.

         9.8 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws of the State of Arizona.




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